Exibit 10.14

September 12, 1996


Mr. Alexander R. Lupinetti
36 Russett Hill Road
Sherborn, MA  01770


Dear Alex:

I am very pleased to offer you the position of President and Chief Executive Officer of CSP Inc. (the "Company"), reporting to the Board of Directors. The following will be the principal terms and conditions of your employment with the
Company:

1. Your base compensation will be a salary of $200,000 per year, to be reviewed annually.

2. You will be elected a member of the Board of Directors and will serve as a director without any additional compensation.

3. You will be eligible to receive the greater of either a cash bonus of $40,000 based on your achievement of the goals listed below which may be modified with the approval of the Compensation Committee of the Board of Directors or an executive bonus of up to 50% of your salary. To meet the maximum bonus level, the Company must equal or exceed sales of $22M and EPS of $.50.

    Goals for Cash Bonus
    --------------------
    -Complete one acquisition
    -Release of the CSPI Division's products on schedule for FY97 -Meet the Business Plan as approved by the Board of Directors
    -Plan for reorganization of sales and marketing functions

    The cash bonus will be considered earned if you have met these goals and objectives at the end of the current fiscal year (1997). The Executive Bonus Plan will be submitted to the Compensation Committee during the first quarter of fiscal year 1997 for their approval. Any future bonus to be paid to you will be based on the Company's Executive Bonus Plan as adopted by the Compensation Committee of the Board of Directors with respect to the Company's normal fiscal year-end.





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4.  If your  employment  is terminated by the Company other than for "cause" (as used herein "cause" shall mean any material breach by you of any agreement to which you and the Company are both parties; theft or misappropriation of Company funds or assets, or intentionally damaging the Company's assets; falsification of Company records; willful failure or refusal to perform duties reasonably assigned; conviction (including guilty plea) of a felony or misdemeanor which creates apprehension or insecurity on the part of the Board, other officers of the Company; or acting either willfully or with gross negligence in a disloyal manner or to the detriment of the Company's best interest) you will be entitled to receive severance pay for twelve months at your then effective base annual salary per month.

5. So long as you are employed by the Company, you agree to devote your full time, skill and energy, diligently, loyally, effectively and to the best of your ability, to the performance of your duties as President.

6. While employed by the Company, you agree not to directly or indirectly participate as owner, stockholder, manager, consultant, director, officer, or employee in any business firm or corporation which manufactures and/or sells products similar to the products sold by the Company. Provided, however, that you may purchase on a registered securities exchange or in the "over the counter market" any securities listed on such exchange or trade in such market. In the event of breach of this provision, the Company shall be entitled to injunctive relief and damages.

7. You are not being offered employment for a definite term and understand that either you or the Company may terminate your employment at any time for any reason and without prior notice.

8. The Company will grant to you options for the purchase of 60,000 shares of the Company's Common Stock under the Company's 1991 Incentive Stock Option Plan and this will be reviewed annually. The options will be granted on the date you commence employment with the Company and the price per share will be the fair market value of a share of common stock on that date determined in accordance with the provisions of such Plan. The options will vest at a rate of 25% a year for 4 years, commencing after one year of service. However, if the Company is acquired by way of sale of substantially all of its assets or by merger, your options will fully vest at the time of such acquisition. Your percentage of total stock options granted will be maintained so you will not be subject to any dilutions.

9. The Company will provide you with a vehicle at a value not to exceed $32,000. The vehicle will be purchased in a manner that is mutually acceptable to you and the Company.


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10. As a full-time employee of the Company, you shall be eligible to participate in any and all employee benefit plans which are non-contributory and at your option to participate in all contributory employee benefit plans. A description of the Company's benefit plans currently being offered are described in the brochure which you have been provided with which will include the 401k. During the fiscal year you will review the non-qualified
    retirement  plan  and  recommend  any  changes  or   modifications   to  the
    Compensation Committee.

11. You will be entitled to two weeks of vacation during the first year of service with the Company. After one year, you will be entitled to four weeks of vacation.

12. You will review the 40lK Plan and recommend to the Board of Directors, any modifications you feel are necessary.

13. Your medical insurance will be paid by CSPI; either through COBRA or the current plan to ensure coverage for your daughter.

14. You will be enrolled in the Company Replacement Life Insurance Plan which is 2 (two) times your salary. The Company will pay the same premium amount you would have received for the Group Life Insurance Plan toward premiums for the Group Replacement Plan.

15. As a condition to your employment, you will be required to sign the Company's standard Employee Invention and Non-Disclosure Agreement, a copy of which is enclosed with this letter.

    If you agree with the terms of employment outlined above, would you please sign and date the enclosed copy of this letter and return it in the enclosed envelope to the attention of Gary Levine.

    On behalf of the Board, I look forward to working together with you to make CSPI a tremendous success under your stewardship.



    Sincerely yours,



    Samuel Ochlis
    Chairman of the Board


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    I accept  the  terms of  employment  as stated  on the  offer  letter  dated
    September 12, 1996.




/s/ Alexander Lupinetti
-----------------------
Alexander Lupinetti


9/12/96
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Date